UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 16, 2013

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-54361	33-1007393
(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900

Eagan, Minnesota 55121

(Address of Principal Executive Offices and Zip Code)

(651) 389-4800

(Registrant’s telephone number, including area code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On December 16, 2013, Skyline Medical Inc., a Minnesota corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with its wholly-owned subsidiary of the same name, Skyline Medical Inc., a Delaware corporation (“Skyline-DE”), in order to change the Company’s state of incorporation from Minnesota to Delaware (the “Merger”). The Merger Agreement and Merger were approved by the Company’s shareholders at the Company’s Annual Meeting of the Shareholders on September 10, 2013. Pursuant to the Merger Agreement effective December 16, 2013, the Company merged with and into Skyline-DE and Skyline-DE is the surviving corporation (the “Surviving Corporation”).

Each share of common stock of the Company that was issued and outstanding immediately prior to the Merger was converted into one issued and outstanding share of common stock, par value $0.01 per share, of the Surviving Corporation (“Common Stock”), so that the holders of all of the issued and outstanding shares of common stock of the Company immediately prior to the Merger became the holders of Common Stock of the Surviving Corporation upon the effectiveness of the Merger.

As a result of the Merger, all of the assets, property, rights, privileges and powers of the Company became vested in the Surviving Corporation and all of the obligations of the Company became obligations of the Surviving Corporation. The officers and directors of the Company immediately preceding the effectiveness of the Merger became the officers and directors of the Surviving Corporation.

The incumbent officers and directors of the Company will also be the officers and directors of the Delaware Company at the Effective Time.

The foregoing description of the Merger and the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

The Common Stock of the Surviving Corporation will continue to be quoted on the Over the Counter Bulletin Board under the symbol “SKLN” and the CUSIP number of the Common Stock will not change.

Item 3.03 Material Modification to Rights of Security Holders.

This Item 3.03 incorporates by reference Item 1.01. Upon the effectiveness of the Merger and as a result of the Merger Agreement, the Certificate of Incorporation and Bylaws of Skyline-DE became the Certificate of Incorporation and Bylaws of the Surviving Corporation. Copies of the Certificate of Incorporation and Bylaws of the Surviving Corporation are attached hereto as Exhibits 3.1 and 3.2, respectively, and are incorporated herein by reference.

The Company was a Minnesota corporation, and Minnesota law and the Articles of Incorporation and the Bylaws of the Company governed the rights of its shareholders. The Surviving Corporation is a Delaware corporation and the rights of its stockholders are governed by Delaware law and by the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

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The major changes to the rights of the Company’s security holders, which are due in part to the Merger and in part to the decision by the Company’s board of directors to change the Company’s corporate governance structure, are as follows:

•	the Surviving Corporation’s charter documents provide for an increase in the number of authorized shares of common stock from 300,000,000 to 800,000,000 shares and an authorization of up to 10,000,000 shares of preferred stock;
•	the Surviving Corporation’s charter documents do not restrict its stockholders from taking an action by written consent if it is signed by the holders of a sufficient number of shares that would have been required to effect the action at a meeting of the stockholders as permitted under Delaware law. Under Minnesota law, any action required or permitted to be taken at a shareholders’ meeting of a publicly held company may only be taken by written consent without a meeting if such written consent is signed by all of the shareholders entitled to vote on such action, and a publicly held company cannot provide for a lower threshold in its articles of incorporation;
•	the Surviving Corporation’s charter documents do not provide for cumulative voting rights in the election of directors, which the Surviving Corporation’s stockholders were previously entitled under Minnesota corporate law; and
•	the Surviving Corporation’s charter documents do not provide for preemptive rights, to which the Surviving Corporation’s stockholders were previously entitled under Minnesota corporate law.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

This Item 5.03 incorporates by reference Item 3.03.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibits

2.1	Agreement and Plan of Merger, dated December 16, 2013, between Skyline Medical Inc., a Minnesota corporation, and Skyline Medical Inc., a Delaware corporation
3.1	Certificate of Incorporation of Skyline Medical Inc., a Delaware corporation
3.2	Bylaws of Skyline Medical Inc., a Delaware corporation

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 19, 2013

SKYLINE MEDICAL INC.

By:	/s/ Josh Kornberg
Josh Kornberg
President and Chief Executive Officer

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